                                                                   EXHIBIT 99(c)

                         EMIRATES CMS POWER COMPANY PJSC

                              FINANCIAL STATEMENTS

                   AS OF 31 DECEMBER 2004 AND 2003 AND FOR THE
                   YEARS ENDED 31 DECEMBER 2004, 2003 AND 2002

REPORT OF INDEPENDENT AUDITORS

TO THE BOARD OF DIRECTORS OF

EMIRATES CMS POWER COMPANY PJSC



We have audited the accompanying balance sheets of Emirates CMS Power Company Private Joint Stock Company as of 31 December 2004 and 2003 and the related statements of income, cash flows and stockholders' equity for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of 31 December 2004 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with US generally accepted accounting principles.


/s/ ERNST & YOUNG

Abu Dhabi, United Arab Emirates
2 April 2005

Emirates CMS Power Company PJSC
--------------------------------------------------------------------------------
BALANCE SHEETS
31 December 2004 and 2003



                                                                                         2004               2003
                                                                      Notes          AED '000           AED '000
                                                                                   ----------        -----------
ASSETS
CURRENT ASSETS
Cash and cash equivalents                                                             160,977            120,300
Prepayments and other current assets                                    4              25,975             25,074
Amounts due from related party                                          5              65,719             38,799
Advance to Al Taweelah Shared Facilities Company LLC                    6               1,747              1,747
Inventories                                                             7             162,647            166,734
                                                                                   ----------        -----------

Total current assets                                                                  417,065            352,654
                                                                                   ----------        -----------

NON-CURRENT ASSETS
Advance to Al Taweelah Shared Facilities Company LLC                    6              32,311             34,058
Other long term asset                                                  13              37,331              5,173
Investment                                                              9                 178                178
Property, plant and equipment, net                                      8           2,176,640          2,242,212
Intangible asset, net                                                  10             103,757            106,720
                                                                                   ----------        -----------

                                                                                    2,350,217          2,388,341
                                                                                   ----------        -----------

TOTAL ASSETS                                                                        2,767,282          2,740,995
                                                                                   ==========        ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Trade accounts payable                                                                  7,850              2,847
Amounts due to related parties                                         11               2,841              3,477
Accruals and other liabilities                                         12             264,764            346,690
Current portion of long term debt                                      13              60,289             58,631
Current portion of Islamic Ijara debt                                  14              23,308                 --
Current portion of loans from shareholders                             15             148,875            129,000
                                                                                   ----------        -----------

Total current liabilities                                                             507,927            540,645
                                                                                   ----------        -----------

NON-CURRENT LIABILITIES
Asset retirement obligation                                             3              16,512             15,403
Loans from shareholders                                                15              49,425            131,000
Long term debt                                                         13           1,323,318          1,769,539
Islamic Ijara debt                                                     14             511,592                 --
                                                                                   ----------        -----------

                                                                                    1,900,847          1,915,942
                                                                                   ----------        -----------

TOTAL LIABILITIES                                                                   2,408,774          2,456,587
                                                                                   ----------        -----------

STOCKHOLDERS' EQUITY
Share capital (ordinary shares, AED 10 par value,
 authorised, issued and outstanding 41,324,000 shares)                 16             413,240            413,240
Accumulated losses                                                     16             (69,938)          (147,665)
Accumulated other comprehensive income                                 19              15,206             18,833
                                                                                   ----------        -----------

TOTAL STOCKHOLDERS' EQUITY                                                            358,508            284,408
                                                                                   ----------        -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                          2,767,282          2,740,995
                                                                                   ==========        ===========




The attached notes 1 to 22 form part of these financial statements.

Emirates CMS Power Company PJSC
--------------------------------------------------------------------------------
INCOME STATEMENTS
Years ended 31 December 2004, 2003 and 2002


                                                                                                       Unaudited
                                                                              2004           2003           2002
                                                             Notes        AED '000       AED '000       AED '000
                                                            -------      ---------      ---------      ---------

Revenue                                                                    366,023        363,564        370,686
                                                                         ---------      ---------      ---------

Cost of sales
  Contractors' staff costs                                                 (17,009)       (14,149)       (14,297)
  Repairs, maintenance and consumables used                                (62,357)       (47,095)       (36,262)
  Depreciation                                                             (63,336)       (63,591)       (63,402)
  Amortisation of intangible asset                              10          (2,963)        (2,963)        (2,940)
                                                                         ---------      ---------      ---------

                                                                          (145,665)      (127,798)      (116,901)
                                                                         ---------      ---------      ---------

GROSS PROFIT                                                               220,358        235,766        253,785

Administrative and other operating expenses                     21          (8,696)        (8,087)        (7,925)
                                                                         ---------      ---------      ---------

INCOME FROM OPERATIONS                                                     211,662        227,679        245,860

Financing cost                                                            (122,109)      (119,730)      (124,163)
Accretion expense                                                           (1,109)          (872)            --
Interest income                                                              2,209            784          1,848
Changes in fair value of derivative instruments                 19          22,322         55,867       (199,093)
Gain on exchange                                                             5,452            534            704
Other income                                                                    --            550             --
                                                                         ---------      ---------      ---------

NET INCOME (LOSS) BEFORE CUMULATIVE
  EFFECT OF CHANGE IN ACCOUNTING PRINCIPLES                                118,427        164,812        (74,844)
Cumulative effect of change in accounting for
  asset retirement obligation                                                   --         (1,165)            --
                                                                         ---------      ---------      ---------

NET INCOME (LOSS)                                                          118,427        163,647        (74,844)
                                                                         =========      =========      =========





The attached notes 1 to 22 form part of these financial statements.

Emirates CMS Power Company PJSC
--------------------------------------------------------------------------------
STATEMENTS OF CASH FLOWS
Years ended 31 December 2004, 2003 and 2002


                                                                                                             Unaudited
                                                                                    2004           2003           2002
                                                                   Notes        AED '000       AED '000       AED '000
                                                                  -------      ---------     ----------      ---------

OPERATING ACTIVITIES
Net income (loss)                                                                118,427        163,647        (74,844)
Adjustments to reconcile net income (loss)
    to net cash provided by operating activities:
  Depreciation and amortisation of intangible asset                               66,299         66,554         66,342
  Accretion expense                                                                1,109            872             --
  Changes in fair value of derivative instruments                                (22,322)       (55,867)       199,093
  Reclassification from accumulated other comprehensive
    income to earnings of cash flow hedges                                        (3,627)        (3,791)        (3,955)
  Cumulative effect of change in accounting principles                                --          1,165             --
  Loss on disposal of property, plant and equipment                                   --             14            173
  Changes in assets and liabilities:
    Decrease (increase) in inventories                                             4,087         (6,487)       (63,623)
    (Increase) decrease in amounts due from related party                        (26,920)          (813)        21,064
    (Increase) decrease in prepayments and other current assets                   (5,809)        (5,644)        17,742
    (Decrease) increase in accounts payable and accruals and
      due to related parties                                                     (50,329)         8,652        (30,980)
                                                                               ---------     ----------      ---------

Net cash provided by operating activities                                         80,915        168,302        131,012
                                                                               ---------     ----------      ---------

INVESTING ACTIVITIES
Purchase of property, plant and equipment                                           (537)        (1,299)        (2,090)
Adjustment relating to refund of purchases                                         2,773             --         10,846
Recovery of advance to
  Al Taweelah Shared Facilities Company LLC                                        1,747          1,669          1,669
                                                                               ---------     ----------      ---------

Net cash from investing activities                                                 3,983            370         10,425
                                                                               ---------     ----------      ---------

FINANCING ACTIVITIES
Dividends paid                                                                   (40,700)       (73,800)       (79,400)
Long term debt refinancing fees paid                                             (32,158)        (5,173)            --
Repayment of loans from shareholders                                             (61,700)       (12,000)            --
(Repayment) receipt of long -term debt                                          (444,563)       (81,677)       (71,467)
Islamic Ijara debt                                                               534,900             --             --
                                                                               ---------     ----------      ---------

Net cash used in financing activities                                            (44,221)      (172,650)      (150,867)
                                                                               ---------     ----------      ---------

INCREASE(DECREASE) IN CASH
  AND CASH EQUIVALENTS                                                            40,677         (3,978)        (9,430)

Cash and cash equivalents at the beginning of the year                           120,300        124,278        133,708
                                                                               ---------     ----------      ---------


CASH AND CASH EQUIVALENTS
  AT THE END OF THE YEAR                                                         160,977        120,300        124,278
                                                                               =========     ==========      =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid during the year for interest                                           168,175        117,034         92,694
Cash received during the year for interest                                         2,209            784          1,848

SUPPLEMENTAL DISCLOSURES OF SIGNIFICANT NON-CASH TRANSACTIONS:

Disposal of property, plant and equipment                                             --             --          1,961
Transfer of property, plant and equipment to related party                            --             --        112,623



The attached notes 1 to 22 form part of these financial statements.

Emirates CMS Power Company PJSC
--------------------------------------------------------------------------------
STATEMENTS OF STOCKHOLDERS' EQUITY
Years ended 31 December 2004, 2003 and 2002


                                                                                                Accumulated
                                                                                                      other
                                                                                                    compre-
                                                                      Share     Accumulated         hensive
                                                                    capital          losses          income           Total
                                                                   AED '000        AED '000        AED '000        AED '000
                                                               ------------    ------------    ------------    ------------

Balance at 31 December 2001 - unaudited                             413,240         (83,268)         26,579         356,551
Comprehensive (loss):
  Net loss for the year - unaudited                                      --         (74,844)             --         (74,844)
  Reclassification to earnings of cash flow hedges-
     unaudited (note 19)                                                 --              --          (3,955)         (3,955)
                                                                                                               ------------

Comprehensive (loss) - unaudited                                                                                    (78,799)
                                                                                                               ------------

Dividends paid - unaudited                                               --         (79,400)             --         (79,400)
                                                               ------------    ------------    ------------    ------------

Balance at 31 December 2002 - unaudited                             413,240        (237,512)         22,624         198,352
Comprehensive income:
  Net income for the year                                                --         163,647              --         163,647
  Reclassification to earnings of cash flow hedges (note 19)             --              --          (3,791)         (3,791)
                                                                                                               ------------

Comprehensive income                                                                                                159,856
                                                                                                               ------------

Dividends paid                                                           --         (73,800)             --         (73,800)
                                                               ------------    ------------    ------------    ------------

Balance at 31 December 2003                                         413,240        (147,665)         18,833         284,408
Comprehensive income:
  Net income for the year                                                --         118,427              --         118,427
  Reclassification to earnings of cash flow hedges (note 19)             --              --          (3,627)         (3,627)
                                                                                                               ------------

Comprehensive income                                                                                                114,800
                                                                                                               ------------

Dividends paid (note 16)                                                 --         (40,700)             --         (40,700)
                                                               ------------    ------------    ------------    ------------

Balance at 31 December 2004                                         413,240         (69,938)         15,206         358,508
                                                               ============    ============    ============    ============







The attached notes 1 to 22 form part of these financial statements.

Emirates CMS Power Company PJSC
--------------------------------------------------------------------------------
NOTES TO THE FINANCIAL STATEMENTS
31 December 2004 and 2003



1        ACTIVITIES

Emirates CMS Power Company PJSC ("the Company") is a private joint stock company registered and incorporated in the United Arab Emirates and is engaged in the generation of electricity and the production of desalinated water for supply into the Abu Dhabi grid. The Company is 60% owned by Emirates Power Company PJSC, a wholly owned subsidiary of Abu Dhabi Water & Electricity Authority (ADWEA), and 40% owned by CMS Generation Taweelah Limited.

The Company has a management operation and maintenance agreement with Taweelah A2 Operating Company, a related party, whereby the latter has undertaken to manage the day-to-day operations and maintain the Company's plant. The Company has entered into a power and water purchase agreement with Abu Dhabi Water and Electricity Company (ADWEC), a related party, (a wholly-owned subsidiary of ADWEA). Under the agreement, the Company undertakes to make available, and ADWEC undertakes to purchase, the entire net capacity and output of the plant until October 2021 in accordance with various agreed terms and conditions. The output payments cover variable operation and maintenance costs and fuel efficiency bonuses or penalty for actual output. Natural gas fuel is supplied by ADWEC at no cost.

The Company's registered head office is P O Box 47688, Abu Dhabi, United Arab Emirates. At 31 December 2004 and 2003 there were no staff employed by the Company.


2        BASIS OF PRESENTATION

Although at 31 December 2004 the Company's current liabilities exceeded its current assets by AED 90,862,000 (2003: AED 187,991,000), the financial statements have been prepared on a going concern basis in view of the credit facilities available from the bankers. Further, the negative fair value of derivatives amounting to AED 230.6 million (2003: AED 257.8 million) included within current liabilities (note 12) will not significantly affect the Company's cash flow in the foreseeable future.


3        SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PREPARATION

The financial statements are prepared on the basis of U.S. generally accepted accounting principles and applicable requirements of United Arab Emirates Law and are presented in United Arab Emirates Dirhams (AED).

ESTIMATES AND ASSUMPTIONS

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts and related disclosures. Actual results could differ from those estimates.

REVENUE RECOGNITION

Revenue represents the sale of water desalination and electricity generation services comprised of the available capacity and variable output to ADWEC during the year. Revenues are recognised when services are provided. Unbilled revenues are based on estimated quantities of potable water and kilowatts of electricity delivered or made available during the year but not yet billed. These estimates are generally based on contract data and preliminary throughput and allocation measurements.

Emirates CMS Power Company PJSC
--------------------------------------------------------------------------------
NOTES TO THE FINANCIAL STATEMENTS
31 December 2004 and 2003



3        SIGNIFICANT ACCOUNTING POLICIES continued

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is stated at historical cost less accumulated depreciation and any impairment in value. The Company capitalises all construction-related direct labour and material costs as well as indirect construction costs. Indirect construction costs include engineering and the cost of funds during the construction phase. The cost of renewals and betterments that extend the useful life of the property, plant and equipment are capitalised. The cost of repairs, spare parts and major maintenance that do not extend the useful life or increase the expected output of property, plant and equipment, is expensed as incurred. The cost of spare parts held as essential for the continuity of operations and which are designated as strategic spares are depreciated on a straight-line basis over the estimated remaining operating life of the plant and equipment to which they relate

Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets as follows:

         Buildings                                              30 to 40 years
         Plant and equipment (including plant spares)            3 to 40 years

LONG-LIVED ASSETS

Long-lived assets are reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144) when events or changes in circumstances indicate that the related carrying amount may not be recoverable. Impairment is assessed by comparing an asset's net undiscounted cash flows expected to be generated over its remaining useful life to the asset's net carrying value. If impairment is indicated, the carrying amount of the asset is reduced to its estimated fair value.

INTANGIBLE ASSETS

Intangible assets, which represent acquisition of connection rights, are capitalised at cost. The carrying values of intangible assets are reviewed for impairment when events or changes in circumstances indicate that the carrying value may not be recoverable.

The connection rights cost is amortised on a straight line basis over the 38 year period, being the expected period of benefit, commencing 1 January 2002.

INVENTORIES

Inventories are valued at the lower of cost, determined on the basis of weighted average costs and net realisable value. Costs are those expenses incurred in bringing each item to its present location and condition.

ACCOUNTS RECEIVABLE

Accounts receivable are stated net of provisions for amounts estimated to be non-collectible. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written-off as incurred.

ACCOUNTS PAYABLE AND ACCRUALS

Liabilities are recognised for amounts to be paid in the future for goods or services received, whether billed by the supplier or not.

CASH AND CASH EQUIVALENTS

All highly liquid investments with an original maturity of three months or less are considered cash equivalents.

LONG TERM DEBT AND ISLAMIC IJARA DEBT

The long term debt and Islamic Ijara debt are carried on the balance sheet at their principal amounts. Instalments due within one year are shown as a current liability. Interest on the long term debt and the profit charge (finance cost) on the Islamic Ijara debt are charged as an expense as they accrue, with unpaid amounts included in "accruals".

Emirates CMS Power Company PJSC
--------------------------------------------------------------------------------
NOTES TO THE FINANCIAL STATEMENTS
31 December 2004 and 2003



3        SIGNIFICANT ACCOUNTING POLICIES continued

TRANSLATION OF FOREIGN CURRENCIES AND FOREIGN EXCHANGE TRANSACTIONS

Transactions in foreign currencies are recorded at the rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are retranslated at the rate of exchange ruling at the balance sheet date. All differences are taken to the income statement.

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLES

The Company adopted SFAS 133 "Accounting for Derivative Instruments and Hedging Activities", on 1 January 2001. SFAS 133 establishes accounting and disclosure requirements for most derivative instruments and hedging transactions involving derivatives. SFAS 133 also requires formal documentation procedures for hedging relationships and effectiveness testing when hedge accounting is to be applied.

In accordance with the transition provisions of SFAS 133, in the year ended 31 December 2001, the Company recorded a cumulative loss adjustment of AED 21.5 million in its income statement as a transition adjustment to reflect a liability for the fair value of all derivatives that did not previously meet the requirement for hedge accounting treatment prior to the adoption of SFAS 133. In addition, the Company recorded a transition gain of AED 30.7 million to accumulated other comprehensive income to recognise an asset for the fair value of all derivatives accounted for as cash flow hedges prior to the adoption of SFAS 133. This amount shall be reclassified to the income statement over the period during which the hedged forecast transaction affects the income statement.

DERIVATIVES

The Company obtained long-term US Dollar (USD) debt to fund the development and construction of the plant. Interest payments associated with the debt are based on LIBOR plus a spread. The Company uses derivative financial instruments to manage the interest rate exposures associated with the debt. The Company's objective is to offset gains and losses resulting from these exposures with losses and gains on the derivative financial instruments thereby reducing volatility in earnings and cash flows. In addition, the Company uses forward foreign exchange contracts to hedge its risk associated with foreign currency fluctuations relating to scheduled maintenance cost payments to an overseas supplier.

The Company does not utilise derivative financial instruments with a level of complexity or with a risk greater than the exposures to be managed nor does it enter into or hold derivatives for trading purposes. The use of the derivative financial instruments associated with the interest rate risk is mandated by the debt agreements. All derivatives entered into by the Company are subject to internal policies that provide guidelines for control, counterparty risk and ongoing monitoring and reporting of such activities.

The fair value of all derivatives is reported on the balance sheet based on prevailing market rates. Derivatives with positive market values (unrealised gains) are included in other current assets and derivatives with negative market values (unrealised losses) are included in other current liabilities in the balance sheet.

Changes in fair value of derivatives qualifying as cash flow hedges are recorded in accumulated other comprehensive income and recognised in the income statement in the corresponding period to which the cash flows associated with the underlying hedged item transpire. Changes in fair values of contracts excluded from the assessment of hedge effectiveness and those contracts that have not been formally designated as hedges are recorded as a separate line in the income statement in the period they arise.

Emirates CMS Power Company PJSC
--------------------------------------------------------------------------------
NOTES TO THE FINANCIAL STATEMENTS
31 December 2004 and 2003



3        SIGNIFICANT ACCOUNTING POLICIES continued

ASSET RETIREMENT OBLIGATIONS (ARO)

SFAS No. 143, Accounting for Asset Retirement Obligations became effective in January 2003. It requires companies to record the fair value of the cost to remove assets at the end of their useful life, if there is a legal obligation to do so. The Company has legal obligations to remove assets at the end of their useful lives and restore the land.

The fair value of asset retirement obligations (ARO) liabilities has been calculated using an expected present value technique. This technique reflects assumptions, such as costs, inflation and profit margin that third parties would consider to assume the settlement of the obligation. Fair value, to the extent possible, should include a market risk premium for unforeseeable circumstances. No market risk premium was included in the ARO fair value estimate since a reasonable estimate could not be made. If a five percent market risk premium were assumed, the ARO liability would be AED 17.3 million.

In 2003, the Company recorded an ARO liability for the restoration of land and an AED 1.2 million, cumulative effect of change in accounting for accretion and depreciation expense for ARO liabilities incurred prior to 2003. As the plant began operation in August 2001, the pro forma effect on results of operations would not have been materially different from the actual results for the year ended 31 December 2002.

The following table presents the reconciliation of the beginning and ending carrying value of the ARO:


                                                                                         2004               2003
                                                                                     AED '000           AED '000
                                                                                    ---------          ---------
ARO liability - At 1 January                                                           15,403             14,531
Accretion expense                                                                       1,109                872
                                                                                    ---------          ---------

ARO liability - At 31 December                                                         16,512             15,403
                                                                                    =========          =========

ACCUMULATED OTHER COMPREHENSIVE INCOME

SFAS No. 130, "Reporting Comprehensive Income" establishes rules for the reporting of comprehensive income and its components. Comprehensive income is defined as all changes in equity from non-owner sources. For the Company, comprehensive income (loss) consists of net income (loss) and reclassification to earnings of derivative instruments designated and qualifying as cash flow hedges. The Company reports comprehensive income (loss) in the statements of stockholders' equity.


4        PREPAYMENTS AND OTHER CURRENT ASSETS


                                                                                         2004               2003
                                                                                     AED '000           AED '000
                                                                                     --------           --------

Positive fair value of derivatives (note 19)                                           10,326             15,234
Other receivables                                                                       4,551                313
Prepaid finance cost                                                                    2,575                  -
Prepaid expenses                                                                        8,523              9,527
                                                                                     --------           --------
                                                                                       25,975             25,074
                                                                                     ========           ========

Emirates CMS Power Company PJSC
--------------------------------------------------------------------------------
NOTES TO THE FINANCIAL STATEMENTS
31 December 2004 and 2003



5        AMOUNTS DUE FROM RELATED PARTY


                                                                                         2004               2003
                                                                                     AED '000           AED '000
                                                                                   ----------         ----------

Abu Dhabi Water and Electricity Company                                                65,719             38,799
                                                                                   ==========         ==========

6        ADVANCE TO AL TAWEELAH SHARED FACILITIES COMPANY LLC (TSFC)

This represents an advance made to TSFC by the Company in proportion to its 18% (2003: 18%) shareholding in TSFC against future use of their facilities. Amount receivable within one year has been included under current assets.


7        INVENTORIES


                                                                                         2004               2003
                                                                                     AED '000           AED '000
                                                                                    ---------          ---------

Fuel                                                                                   24,470             26,975
Spare parts and consumables                                                           138,177            139,759
                                                                                    ---------          ---------

                                                                                      162,647            166,734
                                                                                    =========          =========


8        PROPERTY, PLANT AND EQUIPMENT, NET

The components of property, plant and equipment are as follows:


                                                                                          2004          2003
                                                                                      AED '000      AED '000
                                                                                    ----------    ----------

Buildings                                                                              205,114       205,114
Plant and equipment                                                                  2,194,055     2,193,309
Plant spares                                                                             6,266         6,656
                                                                                    ----------    ----------

                                                                                     2,405,435     2,405,079
Less: accumulated depreciation                                                        (228,795)     (162,867)
                                                                                    ----------    ----------

                                                                                     2,176,640     2,242,212
                                                                                    ==========    ==========

The activities of the Company are carried out from premises and equipment constructed on land leased from ADWEA. The initial term of the lease is 25 years and a nominal rental is payable by the Company. Leasehold land is carried in the books at nil value.

At 31 December 2004 the net book value of property, plant and equipment financed by an Islamic Ijara debt under financing arrangements amounted to AED 551 million (note 14).

Emirates CMS Power Company PJSC
--------------------------------------------------------------------------------
NOTES TO THE FINANCIAL STATEMENTS
31 December 2004 and 2003



9        INVESTMENT


                                                                                         2004               2003
                                                                                     AED '000           AED '000
                                                                                   ----------         ----------
UNQUOTED INVESTMENT

Cost at 31 December                                                                       178                178
                                                                                   ==========         ==========

The investment represents the 18% (2003: 18%) equity interest acquired by the Company in Al Taweelah Shared Facilities Company LLC ("TSFC"). TSFC is a closely held private company which maintains shared utility facilities for the supply and discharge of sea water and provides other related services to the Company and other operators at the Taweelah complex.

The fair value of the investment is not materially different from its carrying amount.


10       INTANGIBLE ASSET


                                                                                         2004               2003
                                                                                     AED '000           AED '000
                                                                                   ----------         ----------

Cost:
  At 1 January and at 31 December                                                     112,623            112,623
                                                                                   ----------         ----------

Amortisation:
  At 1 January                                                                          5,903              2,940
  Charge for the year                                                                   2,963              2,963
                                                                                   ----------         ----------

  At 31 December                                                                        8,866              5,903
                                                                                   ----------         ----------

  Net book amount                                                                     103,757            106,720
                                                                                   ==========         ==========


The intangible asset arose from the transfer during the year ended 31 December 2002 of plant and equipment to a related party in accordance with an agreement dated August 2000 and represents the acquisition cost of the Company's right of connection to the transmission system at the connection site for a period of 38 years. Accordingly, the connection rights cost is being amortised on a straight-line basis over the 38 year period, being the expected period of benefit, commencing 1 January 2002.


11       AMOUNT DUE TO RELATED PARTIES


                                                                                         2004               2003
                                                                                     AED '000           AED '000
                                                                                   ----------       ------------

Al Taweelah Shared Facilities Company                                                     207                225
Taweelah A2 Operating Company                                                           2,083              1,923
CMS Resource Development Company                                                          551              1,329
                                                                                   ----------       ------------

                                                                                        2,841              3,477
                                                                                   ==========       ============

Emirates CMS Power Company PJSC
--------------------------------------------------------------------------------
NOTES TO THE FINANCIAL STATEMENTS
31 December 2004 and 2003



12       ACCRUALS AND OTHER LIABILITIES


                                                     2004         2003
                                                 AED '000     AED '000
                                               ----------   ----------

Accrual for spare parts                            26,348       34,659
Accrued interest expense                               --       42,439
Negative fair value of derivatives (note 19)      230,566      257,796
Other payables                                      7,850       11,796
                                               ----------   ----------

                                                  264,764      346,690
                                               ==========   ==========


13       LONG TERM DEBT

During 1999, the Company obtained loan facilities ("the old facilities") from a syndicate of banks led by Barclays Capital Bank amounting to USD 596,000,000 (AED 2,188,810,000), out of which USD 556,000,000 (AED 2,041,910,000) was fully drawn by 31 December 2001 to finance the construction of the Plant. The loan carried interest at a variable rate of LIBOR plus a premium of between 0.8% and 1.5% per annum for the original remainder period of the term loan. The loan also carried a commitment fee of 0.35% per annum of the undrawn amount.

On 15 March 2004, the Company obtained a USD 388 million (AED 1,425 million) conventional loan facility and US $150 million (AED 551 million) Islamic Ijara financing facility (note 14) ("the new facilities") from a syndicate of international and UAE based banks to refinance the old facilities and repay up to US $35 million (AED 129 million) of the loan from shareholders (note 15). Both loans were fully drawn during the year.

The conventional loan carries interest at a variable rate of LIBOR plus a premium of between 0.95% and 1.3% per annum for the remainder period of the conventional loan.

During the year the first and second instalments amounting to USD 11.3 million (AED 41.5 million) were paid, with the remaining balance repayable in half yearly instalments until June 2020 in accordance with an agreed upon instalment schedule. The conventional loan is secured by a number of security documents including a commercial mortgage over all tangible and intangible assets of the Company, a pledge of the shares in the Company by both shareholders and a pledge of the equity interest in TSFC. The conventional loan is also subject to various covenants as stipulated in the loan facility agreement. The arrangement fees incurred in connection with the debt refinancing arrangements are recognised in the income statement over the repayment period of the new facilities. The non-current portion of AED 37.3 million has been included under non-current assets and the current portion of AED 2.6 million has been included within prepayments and other current assets (note 4).

Under the terms of its loan facility agreement, the Company is required to enter into interest rate swap agreements to hedge its interest cost exposure against fluctuations in interest rates (note 19).

The portion of the conventional loan due in less than one year of the balance sheet date amounting to AED 60,289,000 (2003: AED 58,631,000) is included under current liabilities.

Amounts repayable over the next five years are as follows:


                                               AED '000
                                               --------

         2005                                    60,289
         2006                                    59,990
         2007                                    63,253
         2008                                    68,696
         2009                                    74,581

Emirates CMS Power Company PJSC
--------------------------------------------------------------------------------
NOTES TO THE FINANCIAL STATEMENTS
31 December 2004 and 2003



14       ISLAMIC IJARA DEBT

The Islamic Ijara debt is secured by an assignment of identified parts of the plant and equipment purchased under the Islamic financing arrangement, and is repayable in thirty three semi annual instalments commencing from 30 June 2004. A fluctuating profit charge is paid under the Islamic financing agreement, which is based on LIBOR plus a margin (see also note 13).

The portion of the Islamic Ijara debt due in less than one year of the balance sheet date amounting to AED 23,308,000 (2003: nil) is included under current liabilities.

Amounts repayable over the next five years are as follows:


                                               AED '000
                                               --------

         2005                                    23,308
         2006                                    23,192
         2007                                    24,453
         2008                                    26,558
         2009                                    28,833


15       LOANS FROM SHAREHOLDERS


                                                      2004         2003
                                                  AED '000     AED '000
                                                ----------   ----------

Emirates Power Company PJSC                        118,980      156,000
CMS Generation Taweelah Limited                     79,320      104,000
                                                ----------   ----------

                                                   198,300      260,000
                                                ==========   ==========

Non-current liabilities                             49,425      131,000
Current liabilities                                148,875      129,000
                                                ----------   ----------

                                                   198,300      260,000
                                                ==========   ==========

The above loans are free of interest and are unsecured. Though the terms of repayment have not been specified for these loans, they are subject to terms of repayment as resolved by the Board of Directors.

The Board of Directors anticipates that the Company will make a shareholder loan repayment of approximately AED 149 million in 2005. Accordingly, this amount has been included under current liabilities.

Emirates CMS Power Company PJSC
--------------------------------------------------------------------------------
NOTES TO THE FINANCIAL STATEMENTS
31 December 2004 and 2003



16       SHARE CAPITAL AND STOCKHOLDERS' EQUITY


                                                                          Authorised, issued and fully paid
                                                                                                      Unaudited
                                                                             2004           2003           2002
                                                                         AED '000       AED '000            AED
                                                                        ---------      ---------      ---------

Ordinary Shares of AED 10 each                                            413,240        413,240        413,240
                                                                        =========      =========      =========

The Company maintains its statutory accounting records in accordance with International Financial Reporting Standards (IFRS). U.A.E. Commercial Companies Law of 1984 (as amended) and the Company's Articles of Association require 10% of the net profit for the year, based on net income derived from the statutory financial statements prepared in accordance with IFRS, to be transferred to a statutory reserve. The reserve is not available for distribution. Included in accumulated losses is an amount of AED 36,187,000 (2003: AED 27,029,000) in respect of the required statutory reserve, which is not available for distribution.

The Board of Directors recommendation for the distribution of dividends and the ratification and approval of the Shareholders of the dividends are based on the statutory financial statements.


17       RELATED PARTY TRANSACTIONS

These represent transactions with related parties, ie. other subsidiaries of Abu Dhabi Power Corporation and ADWEA and other subsidiaries of CMS Energy Corporation, shareholders and senior management of the Company, and companies of which they are principal owners. Pricing policies and terms of these transactions are approved by the Company's senior management.

Significant transactions with related parties included in the income statement are as follows:


                                                                                                       Unaudited
                                                                              2004           2003           2002
                                                                          AED '000       AED '000       AED '000
                                                                        ----------     ---------      ----------

Revenue from available capacity and supply of water and
   electricity to ADWEC                                                    366,023        363,564        370,686
TSFC service charge                                                          2,517          1,586          2,067
Other charges from TSFC                                                      1,747          1,668          1,670

Charges by Taweelah A2 Operating Company analysed as follows:
 Management fee (note 21)                                                    4,278          4,261          4,319
 Manpower support services                                                  13,238         10,852          9,673
 Reimbursement of other third party costs paid on behalf of the Company        688            614          1,429

Charges by CMS Generation analysed as follows:
 Manpower support service                                                    3,770          1,979          3,193
 Reimbursement of other third party costs paid on behalf of the Company      1,211             --             --


Amounts due from and to related parties are disclosed in notes 5, 6, 11 and 15 to the financial statements.

Emirates CMS Power Company PJSC
--------------------------------------------------------------------------------
NOTES TO THE FINANCIAL STATEMENTS
31 December 2004 and 2003



18       FAIR VALUE OF FINANCIAL INSTRUMENTS

With the exception of the loans from shareholders, the fair value of the Company's financial instruments approximates their carrying amounts.

It is not practicable to determine the fair value of the loan from shareholders with sufficient accuracy. Information on the principal characteristics of the loan is presented in note 15 to the financial statements.


19       DERIVATIVES

In order to reduce its exposure to interest rate fluctuations on the term loan and Islamic Ijara debt, the Company has entered into an interest rate arrangement with a counter-party bank for a notional amount that matches the outstanding term loan and Islamic Ijara debt. The notional amount outstanding at 31 December 2004 was AED 1,919 million (2003: AED 1,828 million). In addition, the Company uses forward foreign exchange contracts to hedge its risk associated with foreign currency fluctuations relating to scheduled maintenance cost payments to an overseas supplier. The outstanding forward foreign exchange commitment at the year end amounted to AED 21million (2003: AED 42 million).

The derivative instruments had a negative fair value of AED 231 million (2003: negative fair value of AED 258 million) which is included within other current liabilities (note 12) and a positive fair value of AED10 million (2003: positive fair value of AED 15 million) which is included within other current assets (note 4). As a result of the debt refinancing arrangements concluded by the Company in March 2004 as explained in note 13, the derivatives existing prior to the refinancing date have been novated and new interest rate swap contracts have been entered into as part of the debt refinancing arrangements.


20       RISK MANAGEMENT

INTEREST RATE RISK

The Company is exposed to interest rate risk on its interest bearing liabilities (term loan and Islamic Ijara loan). Whilst the current level of financing cost rates are low, management has sought to limit the exposure of the Company to any adverse future movements in interest rates by entering into interest rate arrangements (derivative instruments see note 19). Management is therefore of the opinion that the Company's exposure to interest rate risk is limited.

CONCENTRATION OF CREDIT RISK

The Company sells its products to one related party. It seeks to limits its credit risk with respect to this customer by monitoring outstanding receivables.

LIQUIDITY RISK

The Company limits its liquidity risk by monitoring its current financial position in conjunction with its cash flow forecasts on a regular basis to ensure funds are available to meet its commitments for liabilities as they fall due. The Company's terms of sale require amounts to be paid within 30 days of the date of sale. Trade payables are normally settled within 30 days of the date of purchase.

CURRENCY RISK

The Company uses forward currency contracts to eliminate currency exposures on its fixed Euro plant maintenance payments. The majority of other transactions are in UAE Dirhams. As the UAE Dirham is pegged to the US Dollar, balances in US Dollars are not considered to represent significant currency risk. Management is therefore of the opinion that the Company's exposure to currency risk is limited.

Emirates CMS Power Company PJSC
--------------------------------------------------------------------------------
NOTES TO THE FINANCIAL STATEMENTS
31 December 2004 and 2003



21       ADMINISTRATIVE AND OTHER OPERATING EXPENSES


                                                                      Unaudited
                                             2004           2003           2002
                                         AED '000       AED '000       AED '000
                                        ---------      ---------      ---------

Management fees                             4,278          4,261          4,319
Other                                       4,418          3,826          3,606
                                        ---------      ---------      ---------
                                            8,696          8,087          7,925
                                        =========      =========      =========


22       INCOME TAX

The Company is not subject to income or other similar taxes in the United Arab Emirates and, accordingly, no income tax has been reflected in these financial statements.